Exhibit 10.1

METALLUS INC.

Performance-Based Restricted Share Unit Agreement

WHEREAS, __________________ (“Grantee”) is an employee of Metallus Inc. (f/k/a TimkenSteel Corporation) (the “Company”) or a Subsidiary thereof; and

WHEREAS, the grant of performance-based Restricted Share Units evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board, and the execution of a performance-based Restricted Share Unit agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee.

NOW, THEREFORE, pursuant to the Metallus Inc. Amended and Restated 2020 Equity and Incentive Compensation Plan (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee the grant, effective _____, 2024 (the “Date of Grant”), of _____ performance-based Restricted Share Units (the “PRSUs”). All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein will have the meanings assigned to them in the Plan. Subject to the attainment of the Management Objectives described in Section 3 and Exhibit A of this Agreement, plus the terms of Section 6(d) of this Agreement, Grantee may earn from 0% to 200% of the PRSUs.

1.
Payment of PRSUs. The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Restriction Period lapses and Grantee’s right to receive payment for an applicable payout percentage of the PRSUs becomes earned and nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3and Section 4 of this Agreement.
2.
PRSUs Not Transferrable. None of the PRSUs nor any interest therein or in any Common Shares underlying such PRSUs is transferable prior to payment other than by will or the laws of descent and distribution upon the death of Grantee.
3.
Vesting of PRSUs.
a.
Subject to the terms and conditions of Section 4,Section 5 and Section 6 of this Agreement, the PRSUs will be earned on the basis of the relative achievement of the Management Objectives approved by the Committee on or before the Date of Grant (the “Performance Metrics”) for the period from January 1, 2024 through December 31, 2026, inclusive (the “Performance Period”), as set forth on Exhibit A of this Agreement. The Vesting of the PRSUs pursuant to this Section 3or pursuant to Section 4is contingent upon a determination of the Committee that the Performance Metrics have been satisfied and the PRSUs have been earned, as described in this Section 3 and set forth in Exhibit A.
b.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance Metrics specified in this Section 3to be unsuitable, the Committee may modify such Performance Metrics or the goals or actual levels of achievement regarding the Performance Metrics, in whole or in part, as the Committee deems appropriate.
c.
Subject to Section 3(a) and Section 3(b), the PRSUs earned with respect to the Performance Period will Vest if Grantee is in the continuous employ of the Company or a Subsidiary from the Date of Grant through the last day of the Performance Period. For purposes of this Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its

Exhibit 10.1

Subsidiaries or if Grantee is absent on leave approved by a duly constituted officer of the Company or its Subsidiaries.
4.
Alternative Vesting of PRSUs. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6hereof, to the extent the PRSUs have not been forfeited pursuant to this Section 4 or Section 5 hereof, some or all of the PRSUs will Vest under the following circumstances:
a.
Death or Disability: If Grantee dies or becomes permanently disabled while in the continuous employ of the Company or a Subsidiary, then Grantee will Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such death or permanent disability and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(a) will be paid as provided for in Section 6 of this Agreement, and any PRSUs that do not Vest in accordance with this Section 4(a) will terminate and be forfeited. As used herein, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary or, in the absence of a disability plan or program of the Company or a Subsidiary, under a government-sponsored disability program, and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, including any regulations or any other formal guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service with respect to the sections of the Code referenced in this Agreement.
b.
Retirement: If Grantee’s continuous employment with the Company or a Subsidiary terminates on or after the 9-month anniversary of the Date of Grant as a result of Grantee’s Retirement, then Grantee will Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such Retirement and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(b) will be paid as provided for in Section 6of this Agreement. As used herein, “Retirement” means Grantee’s voluntary termination of employment at or after (A) Grantee has reached age 62 and has a combination of (1) Grantee’s age in years, plus (2) Grantee’s years of continuous employment with the Company or a Subsidiary, equal to at least 72 (provided, however, that if Grantee is the Company’s President and Chief Executive Officer on the Date of Grant, the required age and years of continuous employment with the Company or a Subsidiary will be at least 70 instead of 72), and (B) Grantee has given at least 6 months’ advance written notice to the President and Chief Executive Officer or Executive Vice President, General Counsel and Chief Human Resources Officer of such voluntary termination of employment.
c.
Change in Control:
i.
Upon a Change in Control occurring during the Restriction Period while Grantee is in the continuous employ of the Company or a Subsidiary or during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(a),4(b), 4(d) or 4(e), to the extent the PRSUs have not been forfeited, then, notwithstanding any provision of this Agreement (including Exhibit A) to the contrary, but subject to Section 6(d), (A) the Committee as constituted immediately before such Change in Control will determine and certify

Exhibit 10.1

the number of earned PRSUs in accordance with Exhibit A to this Agreement which will be equal to the greater of (I) the actual achievement of the Performance Metrics as of the date of the Change in Control or (II) the target performance level of the PRSUs (the greater of clause (I) or (II), the “Change in Control Payout Level”), and (B) a number of the PRSUs will Vest (except to the extent that a Replacement Award is provided to Grantee for the PRSUs to continue, replace or assume the PRSUs covered by this Agreement) equal to the number of PRSUs earned at the Change in Control Payout Level, but in no event may negative discretion be exercised with respect to the number of PRSUs Vested. Any PRSUs that are not earned and do not Vest in accordance with this Section 4(c)(i) will terminate and be forfeited (except to the extent that a Replacement Award is provided). PRSUs that Vest in accordance with this Section 4(c)(i)will be paid as provided for in Section 6 of this Agreement.
ii.
As used in this Agreement, a “Replacement Award” means an award (A) of service-based restricted share units with no performance-based vesting requirements, (B) that has a value at least equal to the value of the PRSUs earned at the Change in Control Payout Level (excluding, for the avoidance of doubt, any PRSUs forfeited in accordance with Section 6(d)), (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences relative to the PRSUs, (E) that Vests in full (i.e., in a number that is no less than the Change in Control Payout Level) upon a termination of Grantee’s employment with the Company or a Subsidiary or their successors in the Change in Control (or another entity that is affiliated with the Company or a Subsidiary or their successors following the Change in Control) (as applicable, the “Successor”) for Good Reason by Grantee or without Cause by such employer or upon the death of Grantee or Grantee becoming permanently disabled (as defined in Section 4(a)), in each case prior to the end of the Performance Period and within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the PRSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the PRSUs or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the PRSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(c)(ii)are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
iii.
For purposes of Sections 4(c) and 4(e), “Cause” means with respect to Grantee: (A) any intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company, its Subsidiaries, or Successor, (B) any intentional wrongful disclosure of secret processes or confidential information of the Company, its Subsidiaries, or Successor, or (C) any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company, its Subsidiaries, or Successor; provided, that, no act, or failure to act, on the part of Grantee will be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company, its Subsidiaries, or Successor; and further provided, that for any Grantee who is party to an individual severance or employment agreement with the Company or a Subsidiary defining Cause, “Cause” will have the meaning set forth in such agreement. Also for purposes of Section 4(c)(ii), “Good Reason” means: a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in

Exhibit 10.1

Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that, no later than 90 days following an event constituting Good Reason, Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.
iv.
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PRSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 6 of this Agreement.
d.
Divestiture: If Grantee’s continuous employment with the Company or a Subsidiary terminates as the result of a divestiture, then Grantee will Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such termination and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(d)will be paid as provided for in Section 6 of this Agreement. As used herein, the term “divestiture” means a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services, whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
e.
Layoff: If (i) Grantee’s continuous employment with the Company or a Subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee will Vest in a number of PRSUs equal to the product of (x) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (y) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the end of the specified severance period and the denominator of which is 36. PRSUs that Vest in accordance with this Section 4(e)will be paid as provided for in Section 6 of this Agreement. As used herein, “layoff” means the involuntary termination by the Company or any Subsidiary of Grantee’s employment with the Company or any Subsidiary due to (A) a reduction in force leading to a permanent downsizing of the salaried workforce, (B) a permanent shutdown of the plant, department or subdivision in which Grantee works, (C) an elimination of position, or (D) any or no reason, except for Cause, at the Company’s discretion; provided that a termination under clause (D) will constitute a “layoff” for purposes of this Agreement only (i) upon the prior approval of the Committee in the case of an executive officer, or (ii) upon the prior approval of the President and Chief Executive Officer or Executive Vice President, General Counsel and Chief Human Resources Officer in the case of any other terminated Grantee.
5.
Forfeiture of PRSUs. Any PRSUs that have not Vested pursuant to Section 3 or Section 4at the end of the Performance Period will be forfeited automatically and without further notice after the end of the Performance Period (or earlier if, and on such date that, Grantee ceases to be an employee of the Company

Exhibit 10.1

or a Subsidiary prior to the end of the Performance Period for any reason other than as described in Section 4).
6.
Form and Time of Payment of PRSUs.
a.
General. Subject to Section 5, Section 6(b), and Section 6(c), payment for Vested PRSUs will be made in cash or Common Shares (as determined by the Committee) in the year following the last day of the Performance Period but in no event later than March 15 of that year.
b.
Change in Control. Notwithstanding Section 6(a), to the extent PRSUs are Vested on the date of a Change in Control, Grantee will receive payment for Vested PRSUs in cash or Common Shares (as determined by the Committee) on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, Grantee will receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 6.
c.
Payment Following a Change in Control. Notwithstanding Section 6(a), if, during the two-year period following a Change in Control, Grantee experiences a “separation from service” (within the meaning of Treasury Regulation section 1.409A-1(h)), the PRSUs that are Vested as of the date of such separation from service will be paid in cash or Common Shares (as determined by the Committee) within 10 days of the separation from service to the extent they have not been previously paid to Grantee; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, Grantee will receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 6.
d.
Payment Cap. Importantly, notwithstanding any other provision of the Agreement, if the Market Value per Share exceeds $60.00 on the Payment Cap Measurement Date, then a portion of the PRSUs earned under this Agreement equal to the Excess Number of PRSUs (plus their related dividend equivalents) shall be permanently forfeited and cease to be earned or payable. As used herein, the following terms will have the meaning given below:
i.
“Payment Cap Measurement Date” means the earlier of: (A) the last day of the Performance Period; and (B) the date of any Change in Control occurring during the Performance Period.
ii.
“Aggregate Value” for the Payment Cap Measurement Date means a dollar amount equal to the product of (A) the number of PRSUs earned under this Agreement, multiplied by (B) the Market Value per Share on such Payment Cap Measurement Date.
iii.
“Aggregate Value Cap” for the Payment Cap Measurement Date means a dollar amount equal to the product of (A) the number of PRSUs earned under this Agreement, multiplied by (B) $60.00.
iv.
“Excess Number of PRSUs” for the Payment Cap Measurement Date means a number of PRSUs equal to the number determined by first calculating the difference between (A) the Aggregate Value and (B) the Aggregate Value Cap, and then dividing the resulting dollar amount by the Market Value per Share on the Payment Cap Measurement Date (rounding up to the nearest whole PRSU).
7.
Dividend Equivalents. Grantee will be credited with cash per PRSU equal to the amount of each cash dividend per Common Share paid by the Company (if any) to holders of Common Shares generally with a record date occurring on or after the Date of Grant and prior to the time when the PRSUs are paid in accordance with Section 6hereof. Any amounts credited pursuant to the immediately preceding sentence will be subject to the same applicable terms and conditions (including earning, Vesting, payment, and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts will be paid in either cash or Common Shares, as determined by the Committee in its sole

Exhibit 10.1

discretion, at the same time as the PRSUs to which they relate. If such amounts are paid in Common Shares, the number of shares so paid will be rounded down to the nearest whole number and will be determined by dividing such credited amounts by the Market Value per Share on the payment date.
8.
Detrimental Activity and Recapture.
a.
Notwithstanding anything in this Agreement to the contrary, in the event that, as determined by the Committee, Grantee engages in Detrimental Activity during employment with the Company or a Subsidiary, the PRSUs will be forfeited automatically and without further notice at the time of that determination. As used herein, “Detrimental Activity” means:
i.
engaging in any activity, as an employee, principal, agent, or consultant, for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which Grantee has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;
ii.
soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;
iii.
the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or one of its Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by Grantee during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter;
iv.
the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;
v.
activity that results in Termination for Cause. For purposes of this Section 8(a)(v), “Termination for Cause” means a termination: (A) due to Grantee’s willful and continuous gross neglect of his or her duties for which he or she is employed; or (B) due to an act of dishonesty on the part of Grantee constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary; or
vi.
any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

b.
Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time,

Exhibit 10.1

including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to Grantee’s PRSUs, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the PRSUs covered by this Agreement, Grantee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
9.
Compliance with Law. Notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any law or regulation to which the Company is subject.
10.
Adjustments. Subject to Section 11 of the Plan, the Committee will make or provide for such adjustments in the number of and kind of Common Shares covered by the PRSUs, or in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities involving the Company or (c) any other transaction or event having an effect similar to any of those referred to in Section 10(a)or 10(b) hereof.
11.
Withholding Taxes. If the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with Grantee’s right to receive Common Shares or cash under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any such Common Shares or cash (or the realization of any other benefit provided for under this Agreement) that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts. Grantee may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, unless otherwise determined by the Committee, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that he or she has owned. In no event, however, will the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (unless such higher withholding amounts would not result in adverse accounting implications for the Company and the additional withholding amount is authorized by the Committee). If Grantee’s benefit is to be received in the form of Common Shares, and Grantee fails to make arrangements for the payment of required taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Further, notwithstanding anything in this Section 11 to the contrary, if at any time (a) Grantee is subject to reporting as a Director or an “officer” for purposes of Section 16 of the Exchange Act, (b) withholding is required with respect to the award evidenced by this Agreement, and

Exhibit 10.1

(c) Grantee is subject to trading restrictions pursuant to a periodic or special closed trading window for the Company under its insider trading policies, then the Company will withhold Common Shares otherwise payable to Grantee under this award in order to satisfy such withholding, with the number of Common Shares withheld having a value equal to the amount required to be withheld. The Common Shares used for tax withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the applicable benefit is to be included in Grantee’s income.
12.
Rights as a Shareholder. Grantee will not have any rights as a Shareholder with respect to any Common Shares granted to him or her under this Agreement prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.
13.
Right to Terminate Employment. Nothing in this Agreement limits in any way whatsoever any right the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.
14.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
15.
Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect in a material manner the rights of Grantee with respect to the Common Shares or other securities covered by this Agreement without Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code, Section 10D of the Exchange Act, or other applicable law.
16.
Severability. In the event one or more of the provisions of this Agreement is unenforceable or is invalidated for any reason by a court of competent jurisdiction, such provision will be deemed to be separable from the other provisions of this Agreement, construed or deemed amended or limited in scope to confirm to the applicable laws or, in the discretion of the Committee, such provision will be stricken and the remaining provisions of this Agreement will continue to be valid and fully enforceable.
17.
Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. Grantee agrees that the state and federal courts located in the State of Ohio will have jurisdiction in any action, suit or proceeding against Grantee based on or arising out of this Agreement and Grantee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Grantee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
18.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan will be administered in a manner consistent with this intent. Notwithstanding any provision of the Agreement to the contrary, if, at the time of Grantee’s separation from service (within the meaning of Section 409A of the Code), (a) Grantee is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after Grantee’s separation from service.

Exhibit 10.1

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.1

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of PRSUs covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

_________________________________

Grantee

Date: ___________________________

This Agreement is executed by the Company on this ___ day of ____________, 2024.

Metallus Inc.

By ___________________________________

Kristine C. Syrvalin

Executive Vice President, General Counsel and Chief

Human Resources Officer

Exhibit 10.1

Exhibit A

Statement of Management Objectives

This Statement of Management Objectives applies to the PRSUs granted to Grantee on the Date of Grant memorialized in the Agreement. Capitalized terms used in the Agreement that are not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement or in the Plan, as applicable.

Section 1. Definitions. For purposes hereof:

(a) “Peer Group” means, of a benchmark group of [16][1] entities, the names of which are attached hereto as Annex A, those entities that remain in the Peer Group as of the end of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable) after application of the Peer Group Adjustment Protocol.

(b) “Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period (or the date of the Change in Control if Section 1(e)(ii)of this Exhibit A is applicable), an entity listed in Annex A has been acquired, or has announced that it has entered into a definitive agreement the consummation of which will result in such entity’s acquisition, and/or the entity is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Management Objectives, for each of the entities listed in Annex A, such entity will be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(c) “Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Company’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group (including the Company), ranked in descending order, at the end of each of the first year, first two years and full three years, respectively, of the Performance Period, as applicable (the “1-year Nested Period”, “2-year Nested Period” and “3- year Nested Period”, respectively, and each, a “Nested Period”) (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable).

(e) “Total Shareholder Return” means, for each Nested Period, with respect to each of the Common Shares and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of such Nested Period. Total Shareholder Return will be calculated as follows:

(i) Except as provided in clause (ii), for each Nested Period, Total Shareholder Return will be calculated for the Company and each member of the Peer Group by measuring the ending stock price for the applicable calendar year against the beginning price at the start of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding the first day of the Performance Period on the principal stock exchange on which the stock then traded and the ending stock price for the applicable calendar year during the Nested Period will be based on the average closing stock price for

Exhibit 10.1

the 20 trading days ending on December 31 of such applicable calendar year in the Nested Period on the principal stock exchange on which the stock then trades.

(ii) If a Change in Control occurs during the Restriction Period, and Section 4(c)of the Agreement applies to the PRSUs, (A) for purposes of determining Total Shareholder Return, the last day of the Performance Period will be the date of the Change in Control, and (B) Total Shareholder Return for the last Nested Period during the Performance Period will be calculated for the Company and each member of the Peer Group using a beginning stock price based on the average closing stock price for the 20 trading days immediately preceding the first day of the Performance Period on the principal stock exchange on which the stock then traded, and the ending stock price for the Company will be the “Sale Price” (as defined below) and for each member of the Peer Group will be based on the average closing stock price for the 20 trading days ending on the date of the Change in Control on the principal stock exchange on which the stock then traded. The “Sale Price” will be the amount of consideration per Common Share that shareholders of the Company receive upon consummation of the Change in Control (including the fair market value, as determined by the Committee, of any non-cash consideration); provided that if the Change in Control is not the result of a transaction in which shareholders receive consideration, the “Sale Price” will be the closing price of a Common Share on the last trading day immediately preceding the date of the Change in Control.

Section 2. Performance Matrix.

For each Nested Period during the Performance Period, from 0% to 200% of the PRSUs will be deemed to be the payout percentage (“Payout Percentage”) for such Nested Period based on achievement of the Management Objectives measured by RTSR performance during the Nested Period, in each case as follows (with the percentage of PRSUs (rounded to the nearest whole PRSU) earned for the entire Performance Period (including in the event of a Change in Control occurring during the Restriction Period) determined by taking the sum (rounded to two decimal places) of (i) the Payout Percentage calculated for the 1-year Nested Period multiplied by 25%, (ii) the Payout Percentage calculated for the 2-year Nested Period multiplied by 25% and (iii) the Payout Percentage calculated for the 3-year Nested Period multiplied by 50%; provided, however, notwithstanding the percentage determined in accordance with the foregoing calculation, if RTSR performance for the 3-year Nested Period is negative, the percentage of PRSUs earned for the entire Performance Period will be limited to and may not exceed 150% ):

Performance Level	Relative Total Shareholder Return	Payout Percentage
Below Threshold	Ranked below 25th percentile	0%
Threshold	Ranked at 25th percentile	50%
Target	Ranked at 50th percentile	100%
Above Target	Ranked at 75th percentile	150%
Maximum	Ranked at or above 90th percentile	200%

Section 3. Number of PRSUs Earned. The Committee will determine whether and to what extent the goals relating to the Management Objectives described herein have been satisfied for the Performance Period and will determine the number of PRSUs that will become earned hereunder and under the Agreement on the basis of the following:

(a) Below Threshold. If, upon the conclusion of a Nested Period, RTSR for the Nested Period falls below the threshold level, as set forth in the Performance Matrix, the Payout Percentage will be zero for such Nested Period.

(b) Threshold. If, upon the conclusion of a Nested Period, RTSR for the Nested Period equals the threshold level, as set forth in the Performance Matrix, 50% will be the Payout Percentage for such Nested Period.

Exhibit 10.1

(c) Between Threshold and Target. If, upon the conclusion of a Nested Period, RTSR for the Nested Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrix, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) will be the Percentage Payout for such Nested Period.

(d) Target. If, upon the conclusion of a Nested Period, RTSR for the Nested Period equals the target level, as set forth in the Performance Matrix, 100% will be the Payout Percentage for such Nested Period.

(e) Between Target and Above Target. If, upon the conclusion of a Nested Period, RTSR for the Nested Period exceeds the target level, but is less than the above target level, as set forth in the Performance Matrix, a percentage between 100% and 150% (determined on the basis of straight-line mathematical interpolation) will be the Payout Percentage for such Nested Period.

(f) Above Target. If, upon the conclusion of a Nested Period, RTSR for the Nested Period equals the above target level, as set forth in the Performance Matrix, 150% will be the Payout Percentage for such Nested Period.

(g) Between Above Target and Maximum. If, upon the conclusion of a Nested Period, RTSR for the Nested Period exceeds the above target level, but is less than the maximum level, as set forth in the Performance Matrix, a percentage between 150% and 200% (determined on the basis of straight-line mathematical interpolation) will be the Payout Percentage for such Nested Period.

(h) Equals or Exceeds Maximum. If, upon the conclusion of a Nested Period, RTSR for the Nested Period equals or exceeds the maximum level, as set forth in the Performance Matrix, 200% will be the Payout Percentage for such Nested Period

Exhibit 10.1

Annex A

2024 Peer Group

Company Name	Ticker Symbol
Ampco-Pittsburgh Corporation	AP
Ascent Industries Co.	ACNT
ATI Inc.	ATI
Carpenter Technology Corporation	CRS
Commercial Metals Company	CMC
Friedman Industries, Incorporated	FRD
Haynes International, Inc.	HAYN
Nucor Corporation	NUE
Olympic Steel, Inc.	ZEUS
Radius Recycling	RDUS
Reliance Steel & Aluminum Company	RS
Ryerson Holding Corporation	RYI
Steel Dynamics, Inc.	STLD
United States Steel Corporation	X
Universal Stainless & Alloy Products, Inc.	USAP
Worthington Steel, Inc.	WS